Spence-Lingo & Company Ltd
P.O. Box 4421
Atlanta, GA 30302
Toll free 877-369-1889
P) 770-369-1889
F) 810-885-6979

July 20, 2008

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re: Exhibit A Business Plan

Dear Sir or Madame:

Please let me take this time to thank you for reviewing this post.

Please find at the following link a PDF version of the company Business Plan, Exhibit 1 of filing for Spence-Lingo & Company, LTD:

http://www.freedomtreefinancial.com/sec/businessplan.pdf

I hope to hear from you soon

Very truly yours,

By:	/s/ Jermaine E. Spence

Name:	Jermaine E. Spence
Title:	Chief Executive Officer
Spence-Lingo & Company, Ltd
www.freedomtreefinancial.com